As filed with the Securities and Exchange Commission on October 28, 2022

Registration No. 333—

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

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Energy and Water Development Corp.

(Exact name of registrant as specified in its charter)

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Florida	30-0781375
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7901 4th St. N, Suite 4174

St. Petersburg, FL 33702

305-517-7330

(Address, including zip code of Registrant’s principal executive offices)

Energy and Water Development Corp.

2022 Long Term Incentive Plan

(Full title of the plan)

Irma Velazquez

Chief Executive Officer

7901 4th St. N, Suite 4174

St. Petersburg, FL 33702

305-517-7330

(Name, address, including zip code, and telephone number, including area code, of agent for service)

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Copies to:

Amy K. Maliza, Esq.

di Santo Law PLLC

429 Lenox Avenue

Miami Beach, FL 33139

(305) 904-1303

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☒

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give to all participants in the Plan document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428, the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, following documents have been filed by the Registrant with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(1)	Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021;
(2)	Registrant’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2022 and Form 10-Q for the quarterly report ended June 30, 2022 and ;
(3)	Registrant’s Current Reports on Form 8-K filed with the SEC on August 4, 2022 and September 14, 2022; and
(4)	the description of Registrant’s common stock contained in its Registration Statement on Form S-1/A filed with the SEC on June 28, 2022, including any amendment or report filed for the purpose of updating, changing or otherwise modifying such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Florida Statutes Section 607.0851 generally permits Registrant to indemnify its directors and officers who are subject to any proceeding because the individual is or was a director or officer of Registrant if such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of Registrant. If the proceeding is a criminal one, such person must also have had no reasonable cause to believe his or her conduct was unlawful. In addition, Registrant may indemnify its directors and officers who are subject to derivative actions against expenses and amounts paid in settlement which do not exceed, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of Registrant. Florida Statutes Section 607.0852 provides that to the extent that a director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the individual was a party because he or she is or was a director or officer of the corporation, such person will be indemnified against expenses incurred in connection therewith. Florida Statutes Sections 607.0858 and 607.0859 also permit Registrant to further indemnify such persons by other means unless a judgment or other final adjudication establishes that such person’s actions or omissions were material to the cause of action so adjudicated and constitute (1) willful or intentional misconduct or a conscious disregard for the best interests of Registrant in a proceeding by or in the right of Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder, (2) a transaction from which he or she derived an improper personal benefit, (3) a crime (unless such person had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it unlawful), or (4) in the case of a director, an action in violation of Florida Statutes Section 607.0834 (relating to unlawful distributions to shareholders).

Furthermore, Florida Statutes Section 607.0831 provides, in general, that no director shall be personally liable for monetary damages to a corporation or any other person for any statement, vote, decision to take or not to take action, or any failure to take any action, as a director, unless (a) the director breached or failed to perform his or her duties as a director, and (b) the director’s breach of, or failure to perform, those duties constitutes any of the following: (i) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (ii) a circumstance under which the transaction at issue is one from which the director derived an improper personal benefit, either directly or indirectly, (iii) a circumstance under which the liability provisions of Florida Statutes Section 607.0834 are applicable, (iv) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful or intentional misconduct, or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. The term “recklessness,” as used above, means the action, or omission to act, in conscious disregard of a risk (a) known, or so obvious that it should have been known, to the director, and (b) known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

Registrant’s bylaws provide generally that Registrant shall, to the maximum extent and in the manner permitted by law, indemnify each of its directors, employees, officers, and agents against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person (i) is or was a director, employee, officer, and agent of Registrant, (ii) is or was serving at the request of Registrant as a director, employee, officer, and agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or (iii) was a director, employee, officer, and agent of a corporation which was a predecessor corporation of Registrant or of another enterprise at the request of such predecessor corporation

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Plan also provides that the committee administering the Plan and all members thereof are entitled to, in good faith, rely or act upon any report or other information furnished to them by any officer or employee of the Registrant or any of its affiliates, or the Registrant’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the committee and any officer or employee of the Registrant or any of its affiliates acting at the direction or on behalf of the committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Registrant with respect to any such action or determination.

The above discussion of the Florida Statutes, the Registrant’s certificate of incorporation, bylaws, and the Plan is not intended to be exhaustive and is qualified in its entirety by reference to such statute or applicable document.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index that immediately precedes such exhibits, which is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamburg, Germany on October 28, 2022.

ENERGY AND WATER DEVELOPMENT CORP.

By:	/s/ Irma Velazquez
Name: Irma Velazquez
Title: Chief Executive Officer

Each person whose signature appears below appoints Irma Velazquez, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on October 28, 2022.

Signature	Title

/s/ Irma Velazquez	Chief Executive Officer and Vice-Chairman of the Board of Directors (Principal Executive Officer)
Irma Velazquez

/s/ Gary Rodney	Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Gary Rodney

/s/ Ralph Hofmeier	Chief Technology Officer and Chairman of the Board of Directors
Ralph Hofmeier

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation of Energy and Water Development Corp. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on January 31, 2020).

3.2*	Articles of Amendment to Articles of Incorporation of Energy and Water Development Corp.

3.3	Bylaws of Energy and Water Development Corp. (incorporated by reference to Exhibit 3.2 to the Registrant’s Form S-1 Registration Statement filed with the Commission on October 7, 2015).

4.1*	Energy and Water Development Corp. 2022 Long Term Incentive Plan

5.1*	Opinion of di Santo Law PLLC as to the legality of the securities being registered.

23.1*	Consent of WithumSmith+Brown, PC

23.2*	Consent of TAAD LLP, independent registered public accounting firm

23.3*	Consent of di Santo Law PLLC (included in Exhibit 5.1).

24.1*	Power of Attorney (included as part of the signature pages to this Registration Statement).

107*	Filing Fee Table

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*	Filed herewith.